Exhibit 10.21
BORGWARNER INC.
BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2009)
BORGWARNER INC.
BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN
As Amended and Restated Effective January 1, 2009
I. PURPOSE
The purpose of the BorgWarner Inc. Board of Directors Deferred Compensation Plan (the “Plan”) is to enhance the Company’s ability to attract and retain qualified non-employee Directors. The Plan was originally established effective January 1, 1995 as the Borg-Warner Automotive, Inc. Board of Directors Deferred Compensation Plan. The Plan has subsequently been amended to permit allocation of deferred amounts to Borg-Warner Automotive (now BorgWarner) Stock Units Accounts and has been renamed the BorgWarner Inc. Board of Directors Deferred Compensation Plan. Except where otherwise specified, this amendment and restatement of the Plan is effective January 1, 2009.
II. DEFINITIONS
Where appropriate, references in this Plan to the singular shall include the plural.

2.1
“Beneficiary” shall mean the person or persons or entity designated by the Participant to receive the balance of the Participant’s Account in the event of the Participant’s death. The designation may be in favor of one or more Beneficiaries, may include contingent as well as primary designations and named or unnamed trustees under any will or trust agreement, may apportion the benefits payable in any manner among the Beneficiaries. A Participant’s designation of one or more Beneficiaries shall be made in writing in a manner designated by the Committee and shall not be effective until received by the Committee. If a Participant’s designated beneficiaries shall have predeceased the Participant, the Participant’s estate shall be the Beneficiary. A Participant may change his or her Beneficiary without the consent of any Beneficiary by similar instrument in accordance with rules and procedures established by the Committee. The beneficiary designation form received and acknowledged most recently by the Committee shall control as of any date. If concurrent Beneficiaries are named without specifying the proportion of benefits due each, distribution shall be made in equal shares to those Beneficiaries.

2.2	“Board of Directors” means the Board of Directors of BorgWarner Inc.

2.3	“Business Day” means a day on which the New York Stock Exchange is open for trading.

2.4
“BW Stock Unit” means a measure of participation under the Plan which has a value based on the Market Value of Common Stock. In the event of any Company stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number of BW Stock Units credited to Participants’ BW Stock Units Accounts under the Plan shall be appropriately adjusted by the Board of Directors. The decision of the Board of Directors regarding any adjustment shall be final, binding, and conclusive.

2.5
“BW Stock Units Account” means the subaccount of each Participant Account that is established to reflect the Participant’s selection of BW Stock Units as an Investment Option and to record the Company’s liability therefor, and which has a value based on the Market Value of Common Stock.

2.6
“Committee” means the committee of the Company appointed by the Board of Directors to manage and administer the Plan. This Committee shall consist of all or a portion of those members of the Board of Directors who are employees of the Company.

2.7	“Common Stock” means the common stock, $0.01 par value, of BorgWarner Inc.

2.8	“Company” means BorgWarner Inc. (formerly, Borg-Warner Automotive, Inc.).

2.9
“Deferral Election” means the election agreement filed with the Committee by a Participant for a Plan Year pursuant to the requirements of Article IV. The Deferral Election shall indicate the percentage of the annual Retainer Fee that a Participant is deferring, an allocation of the annual Retainer Fee deferral among the Plan’s notional investment funds, and an election as to the time and form of payment of the amounts deferred and associated earnings or losses.

2.10	“Deferral Year” means any calendar year with respect to which a Participant files a Deferral Election, beginning as of January 1, 1995, and continuing until this Plan is terminated.

2.11	“Deferred Benefit Account” means the account maintained on the books of the Company for each Deferral Election of a Participant pursuant to Article IV.

2.12
“Disability” or “Disabled” means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

For purposes of this Plan, a Participant shall also be deemed Disabled if determined to be totally disabled by the Social Security Administration.

2.13
“Effective Date” means January 1, 1995. The Effective Date with respect to the addition of the BW Stock Unit Accounts and related amendments to the Plan is April 18, 1995. The Effective Date of this amendment and restatement of the Plan is January 1, 2009 unless otherwise provided.

2.14
“Investment Option” shall mean a security, mutual fund, common or collective trust, insurance company pooled separate account, or other notional benchmark for measuring the income, gain or loss recorded for all or a portion of a Participant Account.

2.15
“Market Value” means, with respect to a share of Common Stock, the closing price of such share on the New York Stock Exchange on the day in question, or the day of the last previous sale if there is not any sales on the day in question.

2.16
“Participant” means a member of the Board of Directors of the Company who (a) is not an employee of the Company, (b) is designated to be eligible to participate in the Plan pursuant to Article III, and (c) has made an initial Deferral Election pursuant to Article IV. A director who has deferred a percentage of his or her Retainer Fee under the Plan shall continue as a Participant until he or she has received payment of all amounts deferred by him or her pursuant to his or her Deferral Elections under the Plan.

2.17	“Participant Account” means the account established for each Participant to reflect the total liability of the Company to him or her for all Deferred Benefit Accounts, as provided in Section 5.1.

2.18	“Plan” means this BorgWarner Inc. Amended and Restated Board of Directors Deferred Compensation Plan, as amended from time to time.

2.19
“Retainer Fee” means the annual Retainer Fee payable during the relevant Deferral Year to a Participant for services rendered as a member of the Board of Directors of the Company. The Retainer Fee does not include payment of any specific service fees (such as meeting fees, chairperson fees, etc.) to members of the Board of Directors.

2.20
“Termination of Service” means the Participant’s cessation of service with the Board of Directors for any reason whatsoever, whether voluntary or involuntary, including by reason of death or Disability. In addition, for purposes of distributing the portion of a Participant Account attributable to Retainer Fees earned on or after January 1, 2005, a “Termination of Service” must also constitute a “Separation of Service” from BorgWarner and all of its affiliates, as such term is defined in the regulations for Section 409A of the Internal Revenue Code.

2.21
“Unforeseeable Emergency” means a severe financial hardship of the Participant or the Participant’s beneficiary resulting from an illness or accident of the Participant or the Participant’s Beneficiary, the Participant’s or beneficiary’s spouse, or the Participant’s or beneficiary’s dependent (as defined in section 152(a)); loss of the Participant’s or beneficiary’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary. An event shall not qualify as an unforeseeable emergency to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. The purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.

2.22	“Unscheduled Withdrawal” is defined in Section 6.7.

2.23
“Valuation Date” means the date on which the value of a Participant Account or any portion thereof is determined, as provided in Article V hereof. The first day of each Deferral Year shall be a Valuation Date. Additional Valuation Dates may be established by the Committee, including any other dates specifically mentioned in the Plan; the Committee may provide for “daily valuation” of Participant Accounts.

III. ELIGIBILITY AND PARTICIPATION
Participation in the Plan shall be limited to all non-employee members of the Board of Directors who elect to participate in the Plan by filing a Deferral Election with the Committee pursuant to Article IV. A Participant who has made a Deferral Election for one or more Deferral Years but does not make a Deferral Election (or elects not to defer a percentage of his or her annual Retainer Fee) in a subsequent Deferral Year shall continue as a Participant until all benefits under the Plan have been distributed to him or her.
IV. DEFERRAL ELECTIONS

4.1
Time of Election. Deferral Elections made for a Deferral Year shall be made no later than December 31 of the year prior to the Deferral Year for which the Deferral Election is made. A new non-employee member of the Board of Directors shall be eligible to participate in the Plan for a Deferral Year if he or she files a Deferral Election with the Committee within 30 days of his or her commencement of service as a member of the Board of Directors; such Deferral Election shall apply only to Retainer Fees that have not been earned as of the date of the filing of the Deferral Election.

4.2	Minimum and Maximum Deferral and Form of Election.

a.
Prior to the beginning of each Deferral Year, each Participant may elect to defer up to 100% of his or her Retainer Fee for such Deferral Year, in increments of 5%. The Participant may also elect not to defer any portion of his or her Retainer Fee in a Deferral Year. The Participant shall also select one or more times and forms of distribution, as specified in Section 6.1. A Participant’s Deferral Election shall become effective in the year prior to the Deferral Year upon the Committee reviewing it and deeming it complete. A Participant’s Deferral Election shall be irrevocable after December 31 of the year prior to the year for which the Deferral Election is made.

b.
A Participant shall complete a separate Deferral Election for each Deferral Year; no Deferral Election shall continue in effect after the Deferral Year for which it has been made. The amount of any Retainer Fee deferred pursuant to each Deferral Election must remain in the Plan until the Participant’s sixty-fifth birthday or his or her Termination of Service (as elected by the Participant, subject to the provisions of Section 6.1) unless the Committee elects to distribute such amounts due to an Unforeseeable Financial Emergency (pursuant to Section 6.6).

c.
At the time of the Participant’s initial Deferral Election, he or she shall also elect a Beneficiary and form of payment to such Beneficiary, on a Beneficiary designation form provided by the Committee, as provided in Section 6.3.

4.3
Timing of Deferral Credits. The percentage amount of a Retainer Fee that a Participant elects to defer in the Deferral Election shall cause an equivalent reduction in the amount of the Retainer Fee actually paid in cash to the Participant for that year. Retainer Fee deferrals shall be credited to each Participant’s appropriate Deferred Benefit Account as of the first Business Day after the January 1 that immediately follows the relevant Deferral Year. For example, any Retainer Fee payable to the Participant during 2009 shall be credited to the Participant’s Account as of the first Business Day after January 1, 2010. Such amounts credited to the Participant’s Account shall be allocated among the Investment Options elected by the Participant pursuant to Section 5.1.

4.4
Failure to Submit Election Forms. If a Participant fails to submit a Deferral Election within the relevant time limit under Section 4.1 that is accepted by the Committee on or before December 31 of the year prior to the Deferral Year, the Participant will be deemed to have elected to defer 0% of his or her Retainer Fee for the Deferral Year for which such Deferral Election is required.

4.5
Termination of Deferral Election. The Committee shall terminate a Participant’s Deferral Election for the remainder of the Deferral Year in which the Committee grants the Participant’s written request for a distribution by reason of an Unforeseen Financial Emergency.

V. STATUS OF DEFERRED AMOUNTS

5.1	Participant Accounts.

a.
Establishment and Crediting of Contributions, Earnings, and Dividends. The Company shall establish a Participant Account for each Participant to reflect accurately its total liability to the Participant for all Deferred Benefit Accounts. The Participant Account shall be credited with all amounts deferred by a Participant under each Deferral Election, and any earnings, losses and distributions.

b.
Deferred Benefit Accounts. Each Participant Account shall contain sub-accounts for each Deferred Benefit Account, and shall reflect amounts in such Deferred Benefit Account that are attributable to the Retainer Fee deferred under the applicable Deferral Election.

c.
Investment Options. The Company shall offer one or more Investment Options for measuring the income, gain or loss recorded for a Participant’s Account and may prospectively change Investment Options at any time upon written notice to Participants. Until the Board of Directors otherwise provides, the Investment Options under the Plan shall include BW Stock Units.

d.
Investment Options Allocation Elections. A Participant shall elect on his or her Deferral Election form or on such other form or by such other means as may be specified by the Committee, one or more Investment Options to which deferrals to be credited to his or her Participant Account shall be allocated. A Participant may change the allocation of future deferrals among the Investment Options and may change the allocation of his or her Participant Account balance among the Investment Options as frequently as permitted by the Committee under rules and procedures applicable to all Participants. The Committee shall establish and may prospectively change its rules regarding the timing and frequency of Investment Option elections and may establish and may prospectively change minimum amounts or percentages for allocating deferrals and transferring Account balances among the Investment Options.

e.
Failure or Refusal to Allocate. In the event a Participant fails or refuses to make an election allocating Deferrals credited to his or her Account among the then available Investment Options, the Committee shall, in its discretion, either: (i) reject the Participant’s Deferral Election as incomplete (if such rejection may be made prior to the Deferral Year for which the Deferral Election is made); or (ii) specify the Investment Option or Investment Options to which the Participant’s Account shall be allocated and notify the Participant of its selection, which notification may be the Participant Account statements provided to the Participant. If the Committee specifies the Investment Option or Investment Options to which a Participant’s Account has been allocated because of the Participant’s failure or refusal to make an election allocating Deferrals credited to his or her Account, neither the Committee nor the Company shall have any liability to the Participants therefor.

f.
Allocations to BW Stock Units Accounts. Amounts in a Participant Account that have been allocated to BW Stock Units shall be converted to BW Stock Units based on the Market Value of Common Stock as of the date of crediting.

g.
Crediting of Dividends on BW Stock Units. Whenever the Company pays a dividend on its Common Stock, in cash or property, at a time when a Participant has BW Stock Units credited to his or her Account, the Participant shall be credited with a number of additional BW Stock Units equal to the result of multiplying the number of BW Stock Units in the Participant’s Account on the dividend record date by the dividend paid on each share of Common Stock, and then dividing this amount by the Market Value of the Common Stock on the dividend payment date. In the case of any dividend distributable in property other than Common Stock, the per share value of the dividend shall be the value determined by the Company for federal income tax reporting purposes.

h.	Transfers From or Into BW Stock Units Accounts. Notwithstanding anything in this Section to the contrary,

1
Under such procedures as may be established by the Committee, a Participant may elect to make one transfer per year, from or into the Participant’s BW Stock Units Account, of amounts previously credited to the Participant’s Account.

2	Transfers must be in an amount that equals or exceeds the lesser of $1,000 (or such other amount as the Committee may establish) or the entire balance of the account from which the transfer is made.

i.
Adjustments to Participant Accounts for Investment Performance. A Participant Account balance shall be adjusted as of each Valuation Date, based on the performance of the Investment Options selected or deemed selected by the Participant, as if the portion of the Participant’s Account allocated to an Investment Option were actually invested in such Investment Option and adjusted for other amounts as if such other amounts were actually charged or credited to an actual Account balance of the Participant. The Committee may also charge as an expense against a Participant’s Account: (i) amounts customarily charged by the sponsor of one or more Investment Funds that are charged on a per Participant or per transaction basis and not otherwise charged as an expense of an Investment Option; and (ii) the Committee’s and the Company’s own expenses and out-of-pocket fees in administering the Plan. The Committee’s allocation of charges and expenses among Participant Accounts shall be final and conclusive against the Participants and all other parties.

5.2	Vesting of Participant Accounts. A Participant shall be 100 percent vested in all amounts credited to his or her Participant Account at all times.

5.3	Effective Date. Article V shall be effective January 1, 2007 except that Section 5.1(h) shall be effective January 1, 2009.
VI. DISTRIBUTIONS AND WITHDRAWALS OF BENEFITS

6.1	Distribution Options. When making a Deferral Election pursuant to Section 4.2, the Participant must elect one of the following alternative forms of payment for each related Deferred Benefit Account:

a.	Pre-2009 Balances. The following alternative forms of payment shall apply to the portion of a Participant Account that is attributable to Retainer Fees earned prior to January 1, 2009:

1
Substantially equal monthly installments for a period of 5, 10, 15 or 20 years payable on the first day of each month commencing on the January 1 next following the Participant’s sixty-fifth (65th) birthday or Termination of Service, according to the option chosen by the Participant.

2
A lump sum payable on the first Business Day after the January 1 next following the Participant’s sixty-fifth (65th) birthday or Termination of Service, according to the option chosen by the Participant.

b.	Post-2008 Deferrals. The following alternative forms of payment shall apply to the portion of a Participant Account that is attributable to Retainer Fees earned after December 31, 2008:

1
Substantially equal annual installments for a period of 5 years commencing on the January 1 next following the Participant’s sixty-fifth (65th) birthday or Termination of Service, according to the option chosen by the Participant.

2	A lump sum payable on the January 1 next following the Participant’s sixty-fifth (65th) birthday or Termination of Service, according to the option chosen by the Participant.
Notwithstanding subsections (a) and (b) above, any Participant who is age sixty-five (65) or older in the relevant Deferral Year must elect to commence payment of any Deferred Benefit Account for such Deferral Year on the first Business Day after the January 1 next following his or her Termination of Service.

6.2	Change in Distribution Options.

a.
Pre-2005 Balances. At least 24 months (or more) prior to the expiration of the Participant’s term as a member of the Board of Directors or the Participant’s sixty-fifth (65th) birthday, whichever occurs first, a Participant may submit a written election to the Committee to change the commencement of payment of one or more Deferred Benefit Accounts from Termination of Service to age 65 or change the form of payment elected for such Deferred Benefit Account(s) from installment payments to a lump sum without penalty; provided, however, that if the Participant subsequently incurs a Termination of Service within the 24 months immediately succeeding such election change, the election change shall be null and void and the original election shall be reinstated. However, any other changes elected by the Participant shall result in a 10% reduction before payment of the relevant Deferred Benefit Account. This includes, but is not limited to, (a) an election to change from a lump sum payment to installment payments or (b) an election to defer commencement of payment that is submitted to the Committee less than 24 months prior to the expiration of the Participant’s term. The Participant shall only be subjected to one 10% reduction in each affected Deferred Benefit Account at one time, regardless of the number of changes in form of payment that a Participant elects at that time. This Section 6.2(a) shall only apply to the portion of a Participant’s Account that is attributable to Retainer Fees earned prior to January 1, 2005.

b.
Post-2004 Balances. Prior to January 1, 2009, a change in the form of payment may only be made in accordance with the Special Transition Election provided by Section 6.10 hereof. After December 31, 2008, no change in a Participant’s distribution election shall be permitted. This Section 6.2(b) shall only apply to the portion of a Participant Account that is attributable to Retainer Fees earned on or after January 1, 2005.

6.3
Designation of Beneficiary and Form of Death Benefit. Each Participant must designate at least one Beneficiary on a Beneficiary designation form provided by the Committee in the event of the Participant’s death. The Participant shall also designate a form of death benefit from among the following: lump sum payment or equal monthly installments (equal annual installments for installments payable on or after January 1, 2007) for a period of 5 years. The form of death benefit elected shall apply to the full amount of the Participant’s Account. All forms of benefit shall commence as of the first Business Day after the January 1 next following the Participant’s death.

6.4	Death Prior to Termination of Service.

a.
Pre-2005 Balances. Upon the death of a Participant prior to his or her Termination of Service, the Beneficiary of the deceased Participant shall be entitled to a death benefit equal to the value of the Participant Account. The form of benefit shall be as provided in Section 6.3. If the Participant’s Beneficiary is not alive at the time of the Participant’s death, payment of the Participant Account shall be made to the Participant’s estate in the form of a lump sum on the first Business Day of the first month subsequent to the Participant’s death (such day to be a Valuation Date with respect to the applicable Participant Account) or as soon as otherwise administratively feasible. This Section 6.4(a) shall only apply to the portion of a Participant’s Account that is attributable to Retainer Fees earned prior to January 1, 2005.

b.
Post-2004 Balances. Upon the death of a Participant prior to his or her Termination of Service, the Beneficiary of the deceased Participant shall be entitled to a death benefit equal to the value of the Participant Account. The form of benefit shall be as provided in Section 6.3. This Section 6.4(b) shall only apply to the portion of a Participant’s Account that is attributable to Retainer Fees earned on or after to January 1, 2005.

6.5
Death Following Termination of Service. Upon the death of a Participant following his or her Termination of Service, the Beneficiary of the deceased Participant shall continue to receive any of the remaining payments from the Participant Account in the form of payment elected by the Participant in his or her Deferral Elections.

6.6
Emergency Benefit: Waiver of Deferral. In the event that the Committee, upon written petition of the Participant or his or her Beneficiary, determines in its sole discretion that the Participant or his or her Beneficiary has suffered an Unforeseeable Financial Emergency, the Company shall pay to the Participant or his or her Beneficiary on the first Business Day of the first calendar month following such determination or as soon as practicable (such date to be a Valuation Date with respect to the applicable Participant Account), an amount necessary to satisfy the emergency, but not in excess of the Participant Account balance, provided however, that no payments shall be made from a Participant’s BW Stock Unit Account pursuant to this Section 6.6.

6.7
Unscheduled Withdrawals for Pre-2005 Balances. A Participant may make an Unscheduled Withdrawal of any amounts in his or her Participant Account that have been in the Plan for at least five years by filing an election with the Committee. The Company shall make payment of the requested withdrawal as of the first Business Day after the January 1 next following the Committee’s receipt and approval of the withdrawal election. Subject to the remainder of this Section 6.7, a request for an Unscheduled Withdrawal may be filed at any time prior to December 15th of the year preceding the year in which unscheduled withdrawal is made. A Participant may take no less than the lesser of $2,000 or the remaining balance in his or her Participant Account in the form of an Unscheduled Withdrawal. Amounts taken in the form of an Unscheduled Withdrawal will be reduced by a 10% penalty at the time of payment. No Unscheduled Withdrawals shall be made from a Participant’s BW Stock Unit Account. This Section 6.7 shall only apply to the portion of a Participant Account that is attributable to Retainer Fees earned prior to January 1, 2005.

6.8	Withholding Taxes. To the extent required by law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by any Federal, State, or local government.

6.9
Form of Distributions/Withdrawals. All distributions and withdrawals made under the Plan shall be made in cash and shall be valued as of the Valuation Date coincident with or immediately preceding the date of the distribution or withdrawal. Distributions from the BW Stock Account shall be converted to cash, as of such Valuation Date, in order to effect such distributions.

6.10
Code Section 409A Special Transition Rules Elections for Post-2004 Deferrals. Notwithstanding the required deadline for the submission of an initial distribution election described in this Article 6, the Committee may, as permitted by Code Section 409A and related Treasury guidance or Regulations, provide a limited period beginning January 1, 2008, in which Participants may make new distribution elections (from among those offered by the Plan except that the only the form of installment payments available is the 5-year annual installments form described by Section 6.1(b)(1)), by submitting a distribution election form, as prescribed by the Committee, on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008; provided, however, no such change in election shall defer any payment which would otherwise have been made in 2008 nor accelerate any payment that is payable in 2009 or later into 2008. Any distribution election made in accordance with the requirements established by the Committee, pursuant to this section, shall not be treated as a change in the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan. The Committee shall interpret all provisions relating to an election submitted in accordance with this section in a manner that is consistent with Code Section 409A and related Treasury guidance or Regulations. If any distribution election submitted in accordance with this section either (i) relates to payments that a Participant would otherwise receive in 2008, or (ii) would cause payments to be made in 2008, such election shall not be effective. This Section 6.10(a) shall only apply to the portion of a Participant Account that is attributable to Retainer Fees earned after December 31, 2004 and shall be effective October 31, 2008.

VII. CLAIMS FOR BENEFITS PROCEDURE

7.1
Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to any member of the Committee. If such claim is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but not later than 60 days after receipt of the claim, notify the claimant of the denial of the claim.

7.2
Request for Review of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written notice of denial of the claim, the claimant may within 90 days file a written request to the Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee in its sole discretion. In connection with the claimant’s appeal of the denial of his or her claim, he or she may review relevant documents and may submit issues and comments in writing.

7.3
Decision upon Review of Denial of Claim for Benefits. The Committee shall render a decision on the claim review promptly, but no more than 60 days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the 60 day period shall be extended to 120 days. The decision of the Committee shall be final and binding in all respects on both the Company and the claimant.

VIII. ADMINISTRATION

8.1
Committee. The Plan shall be administered by the Committee. No member of the Committee may be a Participant under the Plan. The Committee may designate another administrative committee comprised of Company employees to oversee the day to day administration of the Plan, including, without limitation, the solicitation, review and approval of Participant election forms.

8.2
General Rights, Powers, and Duties of Committee. The Committee shall be the Plan Administrator and it shall be responsible for the management, operation, and administration of the Plan. In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have the following powers and duties:

a.	To adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

b.	To administer the Plan in accordance with its terms and any rules and regulations it establishes;

c.	To maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;

d.	To construe and interpret the Plan and resolve all questions arising under the Plan;

e.	To direct the payment of benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan; and

f.	To be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable Federal or State law.

8.3
Information to be Furnished to Committee. The Company shall furnish the Committee such data and information as it may require. The records of the Company shall be determinative of each Participant’s period of service as a member of the Board of Directors, personal data and Retainer Fee deferrals. Participants and their Beneficiaries shall furnish to the Committee such evidence, data or information, and shall execute such documents, as the Committee requests.

8.4
Responsibility. No member of the Committee or of the Board of Directors shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company within the scope of his or her Company duties. Each member of the Committee shall be indemnified and held harmless by the Company for any liability arising out of the administration of the Plan, to the maximum extent permitted by law.

IX. AMENDMENT AND TERMINATION

9.1
Amendment. The Plan may be amended in whole or in part by the Committee at any time. No amendment shall effectively decrease the value of a Participant Account. The Committee reserves the unilateral right to change any rule under the Plan if it deems such a change necessary to avoid constructive receipt, to comply with the requirements of Code Section 409A, or to avoid the application of the Employee Retirement Income Security Act of 1974, as amended, to the Plan.

9.2
Company’s Right to Terminate. The Committee reserves the sole right to terminate the Plan at any time after the Effective Date. In the event of any such termination, the Participant shall be entitled to the accrued amount of his or her Participant Account. In the event of the Plan’s termination, the portion of the Participant’s Accounts that is attributable to Retainer Fees earned on or after January 1, 2005, shall be paid to the Participant in as early as possible consistent with the requirements for payments of deferred compensation under Subsections (a)(2) – (a)(4), inclusive of Code Section 409A and the regulations thereunder.

X. MISCELLANEOUS

10.1
No Implied Rights: Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under the Plan.

10.2
No Right to Company Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant shall have only a contractual right to the amounts, if any, payable hereunder, unsecured by any asset of the Company. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefit to any person.

10.3
No Service Rights. Nothing herein shall constitute a contract of continuing service or in any manner obligate the Company to continue the services of the Participant or obligate the Participant to continue in the service of the Company. Nothing herein shall be construed as fixing or regulating the Retainer Fee or any other amount payable to any Participant.

10.4
Offset. If, at the time payments or installments of payments are to be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Company, then the payments under the Plan remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation. This Section 10.4 shall only apply to the portion of the Participant Account that is attributable to Retainer Fees earned prior to January 1, 2005.

10.5
Non-assignability. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof; which are expressly declared to be unassignable and non-transferable. No part of the amounts payable prior to actual payment shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

10.6
Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

10.7	Governing Laws. The Plan shall be construed and administered according to the laws of the State of Michigan.

10.8
Status of Investment Options. The Investment Options offered under the Plan are for the sole purpose of providing a performance measurement for adjusting Participant Accounts for income, gain or loss. Notwithstanding anything in this Plan to the contrary, the Company shall not be required to actually invest monies in any fund designated as an Investment Option, any decision to so invest shall remain within the complete discretion of the Company, and any amounts so invested shall remain the property of the Company. A Participant whose Participant Account consists in whole or in part of BW Stock Units shall have no rights of a shareholder of Common Stock. Neither the Participant nor his or her Beneficiary shall have any right, other than the right of an unsecured general creditor, against the Company or in respect to the benefits payable, or which may be payable, to the Participant or Beneficiary under the Plan.

10.9
Compliance With Court Orders. The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law. In addition, if necessary to comply with a qualified domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee, in its sole discretion, shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

10.10
Distributions For the Payment of Taxes. If any portion of a Participant Account under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, the Participant may petition the Committee or Administrator, as applicable, for a distribution of that portion of his or her Participant Account Balance that is required to be included in his or her income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to the portion of his or her Participant Account required to be included in income as a result of the failure of the Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Participant’s unpaid vested Participant Account balance under the Plan. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

10.11
Special Transition Rule for the Crediting of Participant Accounts. Prior to January 2, 2007, the Plan’s Investment Options consisted of (1) the Moody’s Money Market Credit Investment Option, (2) the Prime Rate Money Credit Option, and (3) BWA Stock Units.

a.
The opening balances of Participant Accounts on January 1, 2007 (if any) shall be based upon the value of Participant Accounts as of December 31, 2006 as determined under the provisions of the Plan for crediting and valuing Participant Accounts as in effect prior to its amendment and restatement effective January 1, 2005, and based on Participants’ Investment Options allocations as in effect on December 31, 2006.

b.
On January 2, 2007, Participant Accounts shall be credited with amounts deferred by the Participants for the 2006 Deferral Year in accordance with their 2006 Deferral Elections, which deferrals shall be allocated to the Participants’ Moody’s Money Market Credit Account, Prime Rate Money Credit Account, and/or BW Stock Units Account, as previously elected by the Participant.

c.
Following the crediting to Participant Accounts as provided by Section 10.11 (a) and (b), each Participant Account shall be subsequently reallocated on January 2, 2007 among the Investment Options as elected by the Participant under rules and procedures established by the Committee.

10.12
Code Section 409A.. It is intended that the provisions of the Plan comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

a.	If under the Plan, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

b.
A Termination of Service shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of amounts upon or following a Termination of Service unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “resignation,” “termination,” “termination of service” or like terms shall mean Separation from Service.

c.
Participation in this Plan is limited to non-employee directors of the Company. Accordingly, it is unlikely that any Participant will subsequently become a “specified employee” of the Company within the meaning of that term under Section 409A(2)(A) of the Code. If, however, a Participant is deemed on the date of termination of his/her service to be a “specified employee”, within the meaning of that term under the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

1
With regard to any payment under the Plan to the Participant that is payable on account of separation from service, such payment shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death; and

2
On the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of his/her death, (x) all payments delayed pursuant to this section (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this section shall be made to the Participant.

d.	No payment or distribution under the Plan shall be accelerated or delayed, except as permitted under Code Section 409A.

e.	This Section 10.12 shall only apply to the portion of a Participant Account that is attributable to Retainer Fees earned on or after January 1, 2005.